Exhibit 10.1


                                AGENCY AGREEMENT
                                ----------------

This Agency Agreement is made on June 3, 2004

BETWEEN:

     I. Nelson Resources Limited, established under laws of the Commonwealth of Bermuda with registered office at Chancery Hall, 52 Reid Street, Hamilton HM 12, Bermuda and operating in the Republic of Kazakhstan through its Branch located at 240, Dostyk Avenue, Almaty 480051, hereinafter referred to as "Agent"; and

     II. Karakudukmunay CJSC., with registered office at Building 82, District 3, Aktau, Republic of Kazakstan, hereinafter referred to as "KKM".

WHEREAS:

(a) KKM holds the Subsoil Use License and has entered into the Contract covering the Karakuduk Oil deposit in the Mangistau region of Kazakhstan;

(b) KKM desires to appoint Agent to act as its agent for Marketing KKM Crude Oil; and

(c) Agent is able and willing, in accordance with the terms of this Agreement, to act as agent for KKM for the Marketing of KKM Crude Oil.


IT IS HEREBY AGREED as follows:

1.   Definitions and Interpretation

1.1 Unless the context requires otherwise, all capitalised terms in this Agreement (including the recitals) shall have the meaning ascribed to them in this Clause 1.1.

     "Contract" means the Hydrocarbon Production Contract at the oil deposit of Karakuduk of Mangistau Oblast by and between the Government of the Republic of Kazakhstan represented by the Ministry of oil and gas industry and KKM.

     "Agreement" means the present Agency agreement.

     "Effective Date" shall have the meaning ascribed to such term in Clause
     3.1.

     "License" means the License for the Right to Use the Mineral Resources of the Republic of Kazakhstan, granted by the Republic of Kazakhstan to Karakudukmunay for the extraction of hydrocarbons raw minerals at the oil deposit of Karakuduk in the Mangistau Oblast dated June 28, 1995.

     "Marketing" means arranging for and transacting the sale and/or exchange of KKM Crude Oil in the RK domestic market , Near and Far abroad markets and the conduct of the various activities and operations associated with sale and/or exchange of KKM Crude Oil, including but not limited to storage, blending, transportation and shipment.

     "Marketing Fee" means the fee payable by KKM to Agent for "Marketing" of KKM Crude Oil for and on behalf of KKM.

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     "Crude Oil" means the crude oil produced from the Contract Area under the terms of the Contract and License.

     "Party" means either KKM or Agent individually, and "Parties" means KKM and Agent jointly.

2.   Appointment of Agent and Scope of Authority

2.1 KKM hereby appoints Agent as its duly authorised, exclusive agent for the purpose of Marketing Crude Oil, empowered to represent the KKM interests in relations with governmental authorities and commercial organizations and also enter into contracts and agreements and any other documents necessary for and related to the Marketing of Crude Oil.

2.2 Agent hereby accepts the appointment and agrees to act as agent on behalf of KKM in accordance with the terms of this Agreement.

2.3  As agent for KKM, Agent shall:

(a) elaborate Marketing and Transportation strategy in accordance with general plans of KKM development;

(b) monitor potential markets, analyze market behavior and their financial and economic condition with the aim of optimising sales or exchanges of Crude Oil or KKM oil products;

(c) contribute to the development of the KKM transport infrastructure and obtaining of the access to new economically sound Crude Oil transportation routes both on the territory of the Republic of Kazakhstan and territories of the transit states;

(d) evaluate bids from potential domestic crude off-takers on the basis of the market for oil products;

(e) prepare and execute contracts for sale and/or exchange of Crude Oil and oil products in the RK domestic market and Near and Far Abroad markets;

(f) negotiate with the RK Ministry of Energy and Mineral Resources, KazTransOil CJSC, KazakhstanTemirZholy CJSC and other transport organizations and arrange for preparation and execution of Crude Oil transportation contracts;

(g) compile requests for Crude Oil transportation to KazTransOil CJSC and the RK Ministry of Energy and Mineral Resources on a yearly and monthly basis;

(h) monitor Crude Oil delivery to the KazTransOil system of oil-trunk pipelines and other transit oil pipelines and also monitor Crude Oil shipment from sea terminals;

(i) keep track of a schedule of tankers arrival in the ports of shipment and settle demurrage issues;

(j) if the Crude Oil Quality Bank is used for oil transportation through oil pipelines, analyse payments for changes in the Crude Oil quality;

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(k)  accomplish Crude Oil hedging, if necessary.


2.4  KKM shall:
     ---------

(a) provide the Agent with a 12-month crude oil production forecast for the next year no later than September 30th of current year and also a monthly crude oil production forecast by 5th day of each month preceding a transportation month.

(b) inform the Agent of scheduled well work-over operations leading to the reduction in Crude Oil production and also promptly notify the Agent of any changes and disruptions in the production of Crude Oil or oil products;

(c) provide the Agent with daily information on the actual amount of Crude Oil produced;

(d) provide the Agent with documentation required for the KKM Crude Oil export in compliance with the existing customs laws (certificate of Crude Oil origin, customs declaration, etc) within the time agreed with the Agent;

(e) prepare and send invoices to the off-takers of Crude Oil or oil products and exercise control over the prompt receipt of cash from Crude Oil sale to the KKM accounts;

(f) ensure timely payment of Crude Oil transportation and forwarding services and any other costs and expenses associated with Crude Oil transportation and sale.


3.   Term

3.1 This Agreement shall take effect as of the 1st of June, 2004 (the "Effective Date") and shall remain in effect thereafter for a period of 3 (three) years, unless terminated earlier in accordance with the terms of this Agreement.

3.2 This Agreement may be terminated by either Party upon ninety (90) days written notice to the other Party of such termination; provided, however, that KKM shall remain liable for any Marketing Fees or other costs and expenses payable to Agent hereunder and incurred by Agent in connection with any contracts for the Marketing of Crude Oil which are entered into by Agent hereunder prior to such termination.

4.   Marketing Fees and Recoverable Costs

4.1 In consideration of all of the services provided and performed by Agent under this Agreement, KKM shall pay Agent a flat "Marketing Fee" of twenty thousand US dollars ($20,000) per month and a variable "Marketing Fee" in the amount of:

     1) five US cents per barrel ($0.05) of total production in a reporting calendar month, providing that the amount of supplies to the local market in that month is more than 10% of the total amount of production;

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     2)   eight US cents per barrel ($0.08) of total production in a reporting calendar month, providing that the amount of supplies to the local market in that month is less than 10% of the total amount of production.

               These fees are hereinafter referred to as "Marketing Fee".

               If a railroad loading facility is built and oil is transported on the railroad in order to increase the revenues from selling the oil, KKM shall pay an additional Marketing Fee from the moment of signing the agreement concerning construction of the railroad loading facility. Such fee will be determined by the Parties in an additional agreement.

4.2  Marketing Fee defined in Clause 4.1 of the Agreement does not include VAT.

4.3 In addition to Marketing Fee, KKM shall reimburse Agent for any and all costs, expenses, losses and liabilities (together with any associated VAT or other tax), incurred and paid by Agent in acting as agent for KKM, (the "Recoverable Costs"), including, but no limited to:

(a) any taxes, duties, fees and any other assessments of levies imposed on Crude Oil or as a result of any of the Marketing activities performed by Agent pursuant to this Agreement by any governmental authority;

(b) all tariffs, demurrage charges, charter hire, port and harbour fees and any other costs, expenses and charges payable in relation to the Marketing of Crude Oil;

(c) all costs incurred in relation to defending any claim of a purchaser or instituting any legal proceedings against any purchaser to recover moneys due in relation to the sale of Crude Oil, including costs of any expert, costs of retaining legal counsel, court or arbitration costs and any costs of enforcing or defending any arbitral award or judgement; and

(d) the costs of any independent inspectors engaged in relation to the measurement and determination of the quantity and/or quality of KKM Crude Oil sold by Agent for and on behalf of KKM.

4.4 Notwithstanding Clause 4.3, all amounts payable under any contracts with any third party that are entered into by Agent for and on behalf of KKM pursuant to this Agreement shall be responsibility of and be paid directly by KKM to the relevant third party.

4.5 All Marketing Fees and Recoverable Costs payable to Agent pursuant to Clauses 4.1. and 4.3 hereunder shall be paid every month upon completion of the reporting month within five (5) banking days following KKM's receipt of Agent's invoice setting out the amounts due and owing.


5.   Title to KKM Crude Oil

5.1 Title to, liability for and risk of physical loss or damage to Crude Oil including but not limited to any in-transit losses or operational loss allowances shall, at all times, remain with KKM until final transfer of title from KKM to a third party purchaser under contracts entered into in accordance with this Agreement.

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6.   Miscellaneous

6.1 Neither Party has the right to transfer rights and liabilities under this Agreement to any third party without written consent of the other Party.

6.2 This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

6.3 This Agreement is executed in two copies in Russian and English, one copy for each Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by duly authorised representatives, the day and year first above written.

Agent                                           KKM
Nelson Resources Limited                        Karakudukmunay CJSC

By: /s/  Baltibek Kuandykov              By: /s/  Paul S. Ties
    -----------------------                  -----------------------------------
Title:  Director                         Title:  General Director
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                                         By: /s/  Kairat Rakhishov
                                             -----------------------------------
                                         Title:  Finance Director
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